Exhibit 99.1
Annual Results

Dear Shareholders,
2022 was a unique year for Carvana. From a short-term perspective, it was clearly a very difficult year. After eight consecutive years of annual improvement, it was the first year we stepped back on the key metrics of retail units sold, total GPU, net income margin, and Adjusted EBITDA margin. Notably, from a long-term perspective, we believe it will likely be a key year in our story.
This begs a series of questions: What happened in 2022? What are we doing about it? Where are we going in the near term? What does all this mean for the long-term prospects of the business?
What happened in 2022?
The story of 2022 is straightforward:
1.We came into the year positioned for growth, similar to what we had experienced in our prior nine years.
2.After the pandemic, snarled automotive supply chains and historically rapidly rising interest rates combined to dramatically impact the affordability of used cars.
3.Rising interest rates and market sentiment drove a significant shift in our priorities away from growth and toward profitability.
4.This led to markedly lower volumes than we had positioned for and, as a result, we have been carrying excess costs.
Additional detail on these points is included in the “Year in Review” Appendix of this letter.
What are we doing about it?
Inside the company, we are doing the most productive work we have ever done. We are adjusting to the lower level of volume that we believe meets our profitability objectives in this environment. We are implementing systems and new operational and management processes that make us more efficient across all areas of the business. And we are also making our cost structure more flexible so we can handle variations in volume relative to our expectations with less operational and financial impact on the business in the future.
Where are we going in the near term?
By the second quarter of 2023, we expect to complete an annualized SG&A reduction of over $1 billion compared to the first quarter of 2022. We expect GPU to have troughed in Q4 2022 and to head back to levels over $4,000. We plan to manage the business to be able to achieve significant positive Adjusted EBITDA at our current volume in the future. From a volume perspective, we are planning more conservatively in the near term than we have in past years and, therefore, expect the positive seasonality we usually see late in the first quarter and in the second quarter to be more muted this year than in prior years.
What does all this mean for the long-term prospects of the business?
We believe 2022 was a key year as it relates to our long-term potential. We were always planning to focus on reducing expenses. We are doing it faster now. While retail units sold decreased for the first time in our history this year, people still love buying cars online and love buying them from us. In our view this is unlikely to change and highly likely to grow in popularity over time. We believe extrapolating to much higher volumes than today is not difficult based on our results in our older markets, and with the incredible infrastructure that we have built and acquired, we expect to be able to operationally access those higher volumes more quickly and efficiently than in the past. And while the last year has been difficult for us, it has also been difficult for many others in the automotive industry. As a result, we believe our competitive differentiation has grown further.
While progress is rarely linear, we remain on the path to changing the way people buy and sell cars and to becoming the largest and most profitable automotive retailer.

Summary of Q4 2022 and 2022 Results
Q4 2022 Financial Results: All financial comparisons stated below are versus Q4 2021, unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 86,977 a decrease of 23%
•Revenue totaled $2.837 billion, a decrease of 24%
•Total gross profit was $193 million, a decrease of 63%
•Total gross profit per unit (“GPU”) was $2,219, a decrease of $2,347
◦Total GPU, excluding depreciation, amortization, share-based compensation, Root warrant revenue, and restructuring expenses (“Non-GAAP Total GPU”), was $2,667
•Net loss margin was (50.8%), a decrease from (4.8%)
•Adjusted EBITDA margin1 was (10.3%) a decrease from (1.4%)
•Basic and diluted net loss, per Class A share was $7.61 based on 106 million shares of Class A common stock outstanding

FY 2022 Financial Results: All financial comparisons stated below are versus 2021, unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 412,296, a decrease of 3%
•Revenue totaled $13.604 billion, an increase of 6%
•Total gross profit was $1.246 billion, a decrease of 35%
•Total gross profit per unit was $3,022, a decrease of $1,515
◦Non-GAAP Total GPU (defined above) was $3,337
•Net loss margin was (21.3%), a decrease from (2.2%)
•Adjusted EBITDA margin1 was (7.7%), a decrease from 0.5%
•Basic and diluted net loss, per Class A share was $15.74 based on 101 million shares of Class A common stock outstanding

Other Results and Recent Events:
•In FY 2022, we opened 5 markets, expanding our population coverage to 81.1%.
•In Q4 2022, we opened our first inspection and reconditioning center (IRC) in California near Sacramento, bringing the total number of Carvana IRCs in operation to 17 at the end of 2022.
•In Q4 2022, we sold a plot of land that was initially intended for IRC use, which was made duplicative following the acquisition of ADESA for $40 million, recording a gain of $7 million.
•On January 13, 2023, we renewed our forward flow agreement with Ally for the 7th consecutive year, securing a commitment to sell up to $4.0 billion of loans from January 13, 2023 through January 12, 2024.
•On February 15, 2023, Carvana was recognized by Forbes as one of America’s Best Employers for the third consecutive year.
•On February 22, 2023, we launched a vending machine in Denver, Colorado.
•On February 23, 2023, we closed our first prime securitization of 2023, selling ~$360 million of loan principal.

1 Adjusted EBITDA is defined as net loss plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, goodwill impairment, share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root warrants. Following the ADESA Acquisition, we are also excluding depreciation and amortization in cost of sales, which has historically been only a small component of cost of sales. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Path to Profitability
Looking forward, our top management objective is to drive our business to positive free cash flow.2 This objective can be broken down into three steps.
1.The first step is to drive the business to breakeven Adjusted EBITDA. This is our current goal, and we will discuss the key drivers of this goal more in this letter.
2.The second step is to drive the business to significant positive unit economics. Breakeven Adjusted EBITDA is a milestone, but it is not our goal. Our goal is positive free cash flow.
3.The third step is to return to growth. Since launching in 2013, we have made capital investments of more than $4 billion dollars building the nation’s largest used vehicle inspection and reconditioning infrastructure, first-party automotive logistics network, and last-mile automotive delivery network. We believe the investments we have already made lay the groundwork for not only significant growth in the future, but significantly more profitable growth than we have delivered in the past.
Today, we are focused on the first step, and we are well on our way with high visibility into the progress we expect to make.
1.First, we expect to continue our SG&A expense reduction plan by reducing quarterly Non-GAAP SG&A expenses by approximately $100 million in aggregate over the next two quarters. We expect these expense reductions to be broad-based across all large SG&A expense components, but importantly, we do not expect a reduction-in-force to be part of this plan.
2.Second, we expect our weekly retail unit sales volume to stabilize relative to the retail unit sales declines we saw in the second half of 2022 as the seasonal headwinds we faced transition to seasonal tailwinds. We expect stabilizing weekly retail unit sales volume to allow our SG&A expense savings to catch up to retail unit volumes, allowing us to demonstrate SG&A leverage that was elusive during periods of retail unit declines.
3.Third, we expect the substantial reduction in our inventory size, which we accelerated in Q4, to lead to significant gains in retail GPU. While we don’t expect to see meaningful gains on Retail GPU in Q1, we expect to see the benefits of reducing inventory size become apparent in the following quarters.
We expect the combination of these three factors to lead to significantly improved Adjusted EBITDA over the next two quarters.

Fourth Quarter Results
In Q4, we made a proactive choice to more aggressively position the business for lower targeted retail unit volumes in the first half of 2023.
The results of this more aggressive positioning toward lower targeted retail unit volumes were fourfold. First, we significantly accelerated our reductions in inventory in Q4, including significantly reducing retail vehicle acquisitions relative to retail sales volume. Second, we accelerated our advertising expense reductions in Q4 and have continued to do so in Q1 2023. Third, we executed a reduction in force in November and have continued to reduce expenses across the business since then. Fourth, we have continued to prioritize our other profitability initiatives with the goal of increasing operating efficiency.
These internal decisions along with various macroeconomic and industry factors impacted retail units sold, total GPU, and SG&A expenses in Q4. We discuss these effects in more detail below.
Part 1: Retail Units
Retail units sold totaled 86,977 in Q4, a sequential reduction of 15% and a year-over-year reduction of 23%.
Sequential Growth
Our sequential retail unit reduction of 15% in Q4 was slightly larger than that of the used vehicle retail industry, which declined by 12% sequentially based on industry data sources.
The used vehicle industry is seasonal, with used vehicle demand typically highest from late Q1 through Q3 and lowest in Q4 and early Q1. The industry 12% sequential decline was in line with a normal Q4 seasonal range of 10% to 17% over the past ten years.

2 In service of this objective, we are also maintaining our goal to manage the business to achieve >$4,000 total GPU and significant Adjusted EBITDA profitability at current, higher, or lower volume levels.

We believe our sequential performance compared to the industry was relatively strong in light of four key factors that impacted Carvana-specific volume in Q4.
1.Inventory. We reduced our inventory by 27% in Q4, a significant acceleration compared to the 10% sequential reduction in Q3. We have continued to reduce inventory further in Q1 as we seek to normalize our inventory size in a high depreciation environment. Reducing inventory size positively impacts Retail GPU, other things being equal, by speeding inventory turns and reducing vehicle depreciation.
2.Advertising. We reduced our advertising spend by 26% in Q4, following a previous reduction of 11% in Q3. While we are focusing our advertising spend reductions on our least profitable channels, these reductions still impact retail units sold. The benefits of these reductions are beginning to show in our results, with a company record low advertising expense per retail unit in Q4. We have continued to reduce advertising spend further in Q1.
3.Interest Rates. We continued to experience headwinds from the rapid increase in benchmark rates in 2022, with the average daily 2-year Treasury Rate approximately 1 full percentage point higher in Q4 vs. Q3. While the pace of rate changes has slowed, the 2-year Treasury Rate has still risen approximately 25 basis points since the beginning of 2023.
4.Profitability Initiatives. We continued to invest in profitability initiatives in Q4, several of which are aimed at increasing deep-funnel conversion and decreasing operational cost, including incentivizing pickups and drop-offs at vending machines.
Based on our estimates of the impacts on volume of the initiatives described above, we believe demand for our offering continues to outpace demand in the industry as a whole. This is true despite the fact that the conversion effects of the profitability initiatives caused a decrease in realized sales relative to the industry. Over time, we expect our inventory and advertising reductions to stabilize and our current profitability initiatives to be integrated, leading to an expected alleviation of the headwinds we have been experiencing in recent periods.
Year-Over-Year Growth
On a year-over-year basis, we grew slower than the industry, with our -23% YoY growth rate lagging the industry’s -6% YoY growth based on industry data sources. We believe this slower growth was partly due to a strong Q4 in 2021 (we estimate that we outgrew the industry by 18 percentage points sequentially in Q4 2021, which would account for the entire difference in YoY growth rates this year), and partly due to the significant steps we are taking to position ourselves for future profitability.
We reduced advertising spend by 35% in Q4 YoY and faced a nearly 4 percentage point increase in benchmark interest rates in 2022, which we have passed through to origination interest rates more quickly than the industry. Finally, we continued to execute on our profitability initiatives, as discussed above. We believe these factors impacted volume on a year-over-year basis in Q4.
Our growth continues to significantly outperform the industry relative to pre-pandemic volumes. In Q4 2022, our retail units sold were over 70% higher than our retail units sold in Q4 2019, compared to an 11% reduction in retail units sold in the industry as a whole for the same period, resulting in a doubling of market share in three years based on industry data sources. We expect to return to taking market share in the industry following the significant headwinds to growth in this transition period.
Part 2: Total GPU
Several items impacted Total GPU in Q4 2022. We believe most of these headwinds are transitory, and we expect meaningful improvement in Total GPU in Q1 2023.
1.Retail Inventory Allowance Adjustment. We recorded a $52 million retail inventory allowance adjustment to value our retail inventory at the lower of cost or net realizable value. This adjustment was primarily driven by elevated industry-wide retail depreciation rates and higher than normalized inventory size relative to sales volumes. This adjustment reduced Q4 Retail GPU by $598 per retail unit.
2.Wholesale Adjustments. We recorded a $5 million wholesale inventory allowance adjustment to value our wholesale inventory at the lower of cost or net realizable value, primarily due to elevated industry-wide wholesale depreciation rates. In addition, we elected to sell certain retail vehicles in the wholesale market resulting in a gross loss of $4 million. The sum of these two items reduced Q4 Wholesale GPU by $103 per retail unit.
3.Loan Sale Timing. We shifted the timing of a sale of a pool of loans to Ally from December to January to align with the upsize and extension of our forward flow purchase agreement. We estimate that this shift reduced Q4 Other Gross Profit by $42 million, or $483 per retail unit sold, based on the actual sales price of the loans we realized in January less incremental interest income we earned on the loans in December.

4.Impact of Aged Inventory. Our Q4 Retail GPU was also impacted by carrying higher-than-normalized inventory size relative to sales volumes. One way to quantify this impact is to isolate Retail GPU on vehicles sold within 90 days of acquisition. In Q4, retail cars sold within 90 days of acquisition date realized ~$600 per retail unit higher Retail GPU compared to retail units in aggregate. While we do not expect to realize this impact in Q1, this represents a near-term opportunity as we transition to a normalized inventory level.
Part 3: SG&A Expense
We made significant progress reducing SG&A expenses for the second consecutive quarter in Q4, reducing quarterly GAAP SG&A expense by $24 million despite $40 million of restructuring expenses and Non-GAAP SG&A expense by $60 million, following a $65 million and $66 million reduction in Q3 on a GAAP and Non-GAAP basis, respectively.3 These expense reductions were broad based, including advertising, compensation and benefits, logistics, and other.

Q4 2022 Sequential Changes in SG&A Expense

Dollars in millions
Q3 2022 SG&A, GAAP	$656
Q4 2022 SG&A, GAAP	$632

Q3 2022 SG&A, Non-GAAP	$583
Sequential changes ex restructuring expenses:
Compensation and benefits	(20)
Advertising	(30)
Logistics	(6)
Other	(8)
Market occupancy	—
D&A	—
SBC	4
Total	$(60)
Q4 2022 SG&A, Non-GAAP	$523

While we significantly reduced SG&A expense over the past two quarters, we have not yet meaningfully levered SG&A expense per retail unit sold because retail units sold have declined at a similar pace to SG&A expense reductions. As discussed above, we expect our weekly retail unit sales volume to stabilize relative to the retail unit sales declines we saw in the second half of 2022 as the seasonal headwinds we faced in the second half transition to seasonal tailwinds. We expect stabilizing weekly retail unit sales volume to allow our SG&A expense savings to catch up to retail unit volumes, allowing us to demonstrate SG&A leverage.

3 These GAAP and Non-GAAP SG&A reductions include the impact of consolidating a full quarter of ADESA in Q3 2022 vs a partial quarter in Q2 2022. Absent this full vs partial quarter effect, GAAP and Non-GAAP SG&A savings were higher by $24 million and $20 million, respectively.

First Quarter Outlook
Looking toward Q1 2023:
•On retail units, we currently expect a sequential reduction in retail units sold in Q1 2023 compared to Q4 2022, as we continue to normalize our inventory size, optimize marketing spend, and make progress on our profitability initiatives.
◦Through the first seven weeks of Q1, we have averaged ~5,600 retail units sold per week. Historically, we have seen an increase in retail unit sold volume in March during tax refund season; however, unlike in past years, we have been decreasing, rather than increasing advertising, inventory, and staffing levels. As a result, we expect the increase in sales we have historically seen in tax season to be muted this year relative to past years.
•On GPU, we currently expect a sequential increase in Total GPU in Q1 2023 compared to Q4 2022.
◦ We expect Retail GPU to increase in Q1 due to multiple offsetting effects. First, we are quickly reducing our inventory size by purchasing fewer retail vehicles. Purchasing fewer retail vehicles means fewer low age vehicles are added to the website, which other things being equal, increases the average age of our inventory and retail units sold and reduces Retail GPU. At the same time, we expect our lower inventory size to lead to a retail inventory allowance adjustment benefit in Q1, leading total Q1 Retail GPU to be higher than Q4. We also expect a sequential increase in Other GPU in Q1 following the shift in the timing of loan sales from December 2022 to January 2023 discussed earlier in this letter.
•On SG&A, we are currently targeting an aggregate ~$100 million reduction in quarterly Non-GAAP SG&A expense by Q2 2023, compared to Q4 2022. Compared to Q1 2022 and excluding impacts from ADESA, completing our goal will lead to a greater than ~$250 million quarterly Non-GAAP SG&A reduction, or a greater than $1 billion annualized reduction.4
◦In December 2022, we had GAAP and Non-GAAP SG&A expense of $215 million (including $32 million of restructuring expenses) and $160 million, respectively, demonstrating steady progress toward this goal.

4 Carvana has not provided a quantitative reconciliation of forecasted GAAP SG&A expense to forecasted Non-GAAP SG&A expense within this communication because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, share based compensation expense and other one-time or restructuring expenses. These items could materially affect the computation of forward-looking GAAP SG&A expense.

Acquisition of ADESA
One of the biggest milestones of 2022 was the acquisition of ADESA’s U.S. physical wholesale auction business. We believe we seized a rare opportunity that further solidifies our path to achieving our long-term goal of becoming the largest and most profitable automotive retailer. While we are currently in an environment and at a time in our company’s evolution where our ADESA integration efforts are more focused on driving near-term efficiencies for both businesses than they are on growth, the strategic rationale behind ADESA remains unchanged:
1.Significant access to real estate and infrastructure that once fully built out will increase annual IRC production capacity by approximately 2 million units. With limited investment, we’ve already taken advantage of production capacity at ADESA locations in coastal regions that are complementary to our existing IRC footprint. In the future, we will benefit from having additional reconditioning capacity closer to more customers by offering faster delivery times and better customer experiences.
2.Dramatic logistics improvements over time driven by broadened geographic coverage and shortened inbound & outbound transit distances. With limited investment, we’ve already achieved logistics gains by landing over 75% of the cars we buy from customers that we plan to sell wholesale directly at ADESA locations, significantly shortening the delivery legs of those vehicles. In the future, we will continue to take advantage of the logistics network benefits that come from having a larger and more broadly distributed footprint.
3.Deeper vertical integration with incremental revenue streams. We believe the combination of Carvana and ADESA offers many synergies that, over time, will only become more pronounced.
We plan to preserve, and over time improve upon, the operations that successfully made ADESA the second largest physical wholesale used vehicle auction business in the U.S. by delivering the same great service their customers have come to expect from ADESA while also leveraging Carvana capabilities to further benefit their customers. At this time, we do not expect to make significant near-term investments in infrastructure buildout at ADESA sites given our current focus on achieving near-term efficiency gains by leveraging our current reconditioning capacity. We believe this is the right area for us to place our efforts today, but the success of those efforts and our continued access to the incredible value the infrastructure ADESA provides continue to excite us about the customer benefits and scaled efficiency we can drive when the auto industry normalizes and we return to growth.

Expansion
We completed most of our ongoing expansion projects in 2022 and plan to significantly reduce capital expenditures in 2023 compared to the past several years. In our Q3 2022 Shareholder Letter, we estimated that FY 2023 capital expenditures would fall within a range of $100 to $150 million. We now project FY 2023 capital expenditures to fall within a $100 to $125 million range, given our primary focus on leveraging ADESA sites and more efficiently utilizing our existing footprint.
We opened five new inspection and reconditioning centers (IRCs) in 2022, including our first greenfield IRC in California in Q4. The launch of this IRC outside of Sacramento, CA enables us to now offer as soon as next-day delivery to millions of customers on the West Coast.
We opened 5 new markets in 2022, increasing our total market count to 316 and the total percentage of the U.S. population we serve to 81.1%. In 2023, we do not expect to open a meaningful number of new markets as we focus on servicing our current markets with greater efficiency.
We opened 2 new vending machines (“VMs”) in 2022, raising our total to 33 at year end. We plan to launch several new VMs in 2023, the first of which opened in Denver on February 22, 2023. We expect these new VM’s to require limited incremental capital expenditures because construction began in 2022 and earlier. We also plan to begin providing a pick-up option to customers at several existing non-VM locations to drive further efficiency in our last mile delivery network.
Our five new greenfield IRCs increased our total active Carvana IRC count (excluding ADESA locations) to 17 at the end of 2022, resulting in total annual production capacity at full utilization of 1.1 million units (1.3 million units including ADESA). We also took steps in 2022 to consolidate our production footprint by closing an IRC near Cleveland, OH that had become redundant due to our evolving footprint, exiting a maturing lease near Nashville, TN, and selling, for a gain, a plot of land that was initially intended for IRC use but was made duplicative following the acquisition of ADESA.
In Q4 we completed construction of an IRC near Chicago, IL, which we launched as a logistics and vehicle storage hub and intend to launch as a production location in the future as needs require. Looking towards 2023, we do not expect further meaningful capital expenditures on Carvana IRCs as we focus on leveraging our existing IRC network.
We have made substantial investments in our own infrastructure coupled with our acquisition of ADESA that will enable significant growth with much more limited capital expenditures in the future.

CARVANA MARKETS, VENDING MACHINES, IRCs, AND ADESA SITES

2
2
2
HEADQUARTERS
MARKETS
INSPECTION CENTER
MARKET + VENDING MACHINE
ADESA SITES

*As of February 23, 2023
For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with details on our IRCs, please see: https://investors.carvana.com/investor-resources/investor-materials

Management Objectives
As discussed in our recent operating plan presentation, given the current industry, economy, and market environment, we have shifted our priorities to lowering expenses and driving positive free cash flow. However, this letter maintains our historical format built around the three objectives (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage, to discuss our key results.

* Adjusted EBITDA Margin is defined as net loss plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, goodwill impairment, share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root warrants, divided by revenues.
** EBITDA Margin is calculated as GAAP Net Income (loss) plus income tax expense, interest expense, and depreciation and amortization, divided by revenues.

Objective #1: Grow Retail Units and Revenue
Retail units sold totaled 86,977 in Q4, a sequential reduction of 15% and a year-over-year reduction of 23%. Revenue was $2.837 billion in Q4, a sequential reduction of 16% and a year-over-year reduction of 24%. For the full year 2022, retail units sold were 412,296, a year-over-year reduction of 3%, and total revenue was $13.604 billion, a year-over-year increase of 6%. For additional details on retail unit growth, please see the Fourth Quarter Results section of the letter.

QUARTERLY RETAIL UNIT SALES
315
436
579
775
1,212
1,343
1,776
2,192
3,783
4,355
5,023
5,600
8,334
10,682
11,719
13,517
18,464
22,570
25,324
27,750
36,766
44,000
46,413
50,370
52,427
55,098
64,414
72,172
92,457
107,815
111,949
113,016
105,185
117,564
102,570
86,977
Q1 14
Q2 14
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15
Q4 15
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
Q1 21
Q2 21
Q3 21
Q4 21
Q1 22
Q2 22
Q3 22
Q4 22

Objective #2: Increase Total Gross Profit Per Unit
Total GPU decreased sequentially in Q4 2022, driven by a variety of factors described in more detail below and in the Fourth Quarter Results section of this letter.
For Q4 2022
•Total
◦Total GPU was $2,219 vs. $4,566 in Q4 2021 and $3,500 in Q3 2022
▪Non-GAAP Total GPU was $2,667 vs. $3,870 in Q3 2022.5
▪Total GPU also included an aggregate $1,184 impact due to several unique items across retail, wholesale, and other GPU, which are discussed in more detail below.

5 In an effort to simplify our reporting, we are presenting two metrics for total GPU and for each GPU component: GAAP gross profit per unit and non-GAAP gross profit per unit, which excludes the impacts of depreciation and amortization, share-based compensation, Root warrant revenue, and restructuring costs. For additional information, please see our FY 2022 Form 10-K and Q4 2022 supplemental financial tables posted on our investor relations website.

•Retail
◦Retail GPU was $425 vs. $1,495 in Q4 2021 and $1,131 in Q3 2022
▪Retail GPU excluding depreciation and amortization, share-based compensation, and restructuring expense (“Non-GAAP Retail GPU”) was $632 vs. $1,268 in Q3 2022.
▪Retail GPU and Non-GAAP Retail GPU each included a -$598 impact per retail unit due to a $52 million adjustment to our retail inventory allowance, which was driven by elevated industry-wide retail depreciation rates and a higher-than-normalized inventory size relative to sales volumes.
◦Year-over-year changes in Retail GPU were primarily driven by our retail inventory allowance adjustment and higher industry-wide retail depreciation rates, partially offset by wider spreads between retail prices and acquisition prices.
◦Sequential changes in Retail GPU were primarily driven by our retail inventory allowance adjustment and higher industry-wide retail depreciation rates, partially offset by wider spreads between retail prices and acquisition prices and lower retail cost of sales.
•Wholesale
◦Wholesale GPU was $230 vs. $549 in Q4 2021 and $448 in Q3 20226
▪Wholesale GPU excluding depreciation and amortization, share-based compensation, and restructuring costs (“Non-GAAP Wholesale GPU”) was $551 vs. $681 in Q3.
▪Wholesale GPU and Non-GAAP Wholesale GPU each also included a combined -$103 impact per retail unit due to a $5 million adjustment to our wholesale inventory allowance and a $4 million loss on certain retail vehicles we sold wholesale.
◦Year-over-year changes in Wholesale GPU were primarily driven by our wholesale inventory allowance adjustment and higher industry-wide wholesale market depreciation rates, partially offset by the addition of wholesale marketplace gross profit following our acquisition of ADESA.
◦Sequential changes in Wholesale GPU were primarily driven by our wholesale inventory allowance adjustment, the impact of selling certain retail vehicles in the wholesale market, higher industry-wide wholesale market depreciation rates, and lower seasonal wholesale marketplace volume.
•Other
◦Other GPU was $1,564 vs. $2,522 in Q4 2021 and $1,921 in Q3 2022
▪Other GPU excluding Root warrant revenue (“Non-GAAP Other GPU”) was $1,483 vs. $1,921 in Q3.
▪Other GPU and Non-GAAP Other GPU were impacted by a shift in the timing of a sale of a pool of loans to Ally from December to January to align with the upsize and extension of our forward flow purchase agreement. We estimate that this shift reduced Q4 2022 Other Gross Profit by $42 million, or $483 per retail unit sold, based on the actual sales price of the loans we realized in January 2023 less incremental interest income we earned on the loans in December.
◦Year-over-year changes in Other GPU were primarily driven by the shift in loan sale timing, higher benchmark interest rates relative to origination interest rates, and a change in loan sales channel mix toward forward flow vs. securitization sales.
◦Sequential changes in Other GPU were primarily driven by the shift in loan sales timing noted above.

6 Beginning in Q2 2022, wholesale gross profit and wholesale GPU includes gross profit from the sale of wholesale marketplace vehicles at our acquired ADESA locations.

For FY 2022:
•Total
◦Total GPU was $3,022 vs $4,537 in 2021. Total GPU decreased $1,515 year-over-year.

Objective #3: Demonstrate Operating Leverage
On a sequential basis Q4 2022 net loss margin decreased by 35.8% and Adjusted EBITDA margin decreased by 4.8%. On a year-over-year basis Q4 2022 net loss margin decreased by 45.9% and Adjusted EBITDA margin loss decreased by 8.9%, each driven by the macroeconomic, industry, and internal factors described throughout this letter.
For Q4 2022, as a percentage of revenue:
•Total SG&A increased by 2.9% sequentially, compensation and benefits increased by 0.9%, advertising decreased by 0.4%, logistics and market occupancy increased by 0.2%, and other SG&A increased by 2.2%.
•Total SG&A increased by 5.8% year-over-year, compensation and benefits increased 1.8%, advertising decreased by 0.5%, logistics and market occupancy increased by 0.8%, and other SG&A increased by 3.6%.
For FY 2022, as a percentage of revenue:
•Year over year, total SG&A increased by 4.2%, compensation and benefits increased by 1.7%, advertising decreased by 0.1%, logistics and market occupancy increased by 0.7%, and other SG&A increased by 1.9%.
For additional details on SG&A leverage please see our discussion earlier in this letter.

Summary
2022 was a year of transition. And we still have a lot of hard work in front of us to get to where we want to be. But we have a clear plan and we are executing.
Since the middle of 2022, we have been hard at work, rapidly making the changes to our processes and technology that were necessary to dramatically improve our operational efficiency. Those efforts are really showing up in our operational metrics and are beginning to show through to our financial metrics as well. We expect this to continue.
Importantly, as we rolled out these changes throughout the fourth quarter, we not only maintained customer experiences, we improved them.
Progress is rarely linear. 2022 has reminded us of that. But make no mistake about it, we are still making a lot of progress.
We remain squarely on the path to becoming the largest and most profitable automotive retailer.
The march continues,

Ernie Garcia, III, Chairman and CEO
Mark Jenkins, CFO

Appendix: 2022 Year in Review
2022 was a challenging year for Carvana. We came into the year significantly overbuilt for the sales volume we ultimately realized, and we underestimated the speed and the magnitude of the rapid rise in short-term interest rates we ultimately saw in 2022 and the transitory impacts it would have on our business.
Our results were driven by several external factors as well as our internal decision to shift priorities toward profitability. Despite these external and internal headwinds, we increased revenue and gained market share for the 9th consecutive year, remained the 2nd largest used vehicle retailer in the country, and continued to provide exceptional customer experiences. We also laid the foundation to transform Carvana into a more efficient, more resilient, and more flexible company, positioning us for future profitable growth.
External Factors
•Used Vehicle Prices: Industry-wide used vehicle prices for the full year 2022 increased 8% YoY and increased 55% compared to 2019 (see Figure 1). High used vehicle prices impacted sales volume due to lower affordability for our customers.
•Interest Rates: 2022 saw the largest annual interest rate increases in the last 40 years with the 2-year Treasury increasing from 0.73% on December 31, 2021 to a high of 4.72% in November of 2022 (see Figure 2). In addition to rising benchmark rates, the risk premiums investors earn on consumer loans also increased. Using publicly available data, we estimate this increase in risk premiums added an incremental 1 percentage point to the total required yield on consumer credit.
•Affordability: Due to the combination of all-time high used vehicle prices and rapidly rising interest rates, the monthly payment for our customers shopping for a typical used vehicle in 2022 was over 45% higher than the monthly payment on the same vehicle in 2019 (see Figure 3).
•Industry Sales: Pronounced changes in affordability impacted sales volumes at both Carvana and the industry as a whole in 2022, with used vehicle industry volume down by 11% year-over-year and down by 10% compared to 2019.
Shift in Priorities
•Cost structure: We came into the year significantly overbuilt for the sales volume we ultimately realized. This led us to take internal actions focused on rapid and significant reductions in SG&A expenses. From Q1 to Q4, we reduced quarterly GAAP and Non-GAAP SG&A expenses by approximately $95 million (despite $40 million of restructuring expenses in Q4) and $140 million, respectively, both inclusive of impacts from the ADESA acquisition. We expect further reductions in 2023 as we continue to execute our profitability plan.
•Inventory: Our focus on profitability paired with the volume environment and increasing retail depreciation rates led us to significantly reduce our inventory over the course of the year. From the end of Q1 to the end of Q4, we reduced our inventory balance by 43%. Over time, we expected reduced inventory to improve GPU through faster turn times and lower depreciation.
•Advertising: Our focus on profitability paired with the significant brand awareness we have generated in our first 10 years as a company, led us to significantly reduce our advertising budget over the course of 2022. From Q1 to Q4, we reduced our quarterly advertising expense by 44%, while keeping pace with the broader industry on sales volume over this period based on industry data sources. In Q4, we achieved our lowest ever quarterly advertising expense per retail unit sold.
•Profitability Initiatives: Finally, our focus on profitability has led us to design and begin to execute a more efficient, flexible, and profitable long-term business. Throughout the year, we have taken steps to increase our share of profitable transactions, reduce business complexity, and increase operating efficiency and scalability, laying the foundation for profitability in the years ahead.

Figure 1: Used vehicle prices increased by more than 40% from full year 2019 to full year 2022.
Figure 2: Short-term interest rates increased by more than 3.9% at their peak in November, creating a constant headwind through the year.

Figure 3: The combined impact of higher used vehicle prices and rapidly rising interest rates made used vehicles significantly less affordable than they were in 2019.

Appendix
Conference Call Details
Carvana will host a conference call today, February 23, 2023, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until March 2, 2023, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 9303093#.
Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2022.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.
Investor Relations Contact Information: Mike Mckeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares, which are reflected in thousands, and par values)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$434	$403
Restricted cash	194	233
Accounts receivable, net	253	206
Finance receivables held for sale, net	1,334	356
Vehicle inventory	1,876	3,149
Beneficial interests in securitizations	321	382
Other current assets, including $6 and $12, respectively, due from related parties	182	163
Total current assets	4,594	4,892
Property and equipment, net	3,244	1,560
Operating lease right-of-use assets, including $14 and $17, respectively, from leases with related parties	536	369
Intangible assets, net	70	4
Goodwill	—	9
Other assets, including $1 and $7, respectively, due from related parties	254	181
Total assets	$8,698	$7,015
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities, including $16 and $27, respectively, due to related parties	$777	$656
Short-term revolving facilities	1,534	2,053
Current portion of long-term debt	201	152
Other current liabilities, including $4 and $3, respectively, from leases with related parties	80	29
Total current liabilities	2,592	2,890
Long-term debt, excluding current portion	6,574	3,208
Operating lease liabilities, excluding current portion, including $9 and $13, respectively, from leases with related parties	507	361
Other liabilities	78	31
Total liabilities	9,751	6,490
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.01 par value - 50,000 shares authorized, and none issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized, 106,037 and 89,930 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized, 82,900 and 82,900 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Additional paid in capital	1,558	795
Accumulated deficit	(2,076)	(489)
Total stockholders' equity (deficit) attributable to Carvana Co.	(518)	306
Non-controlling interests	(535)	219
Total stockholders' equity (deficit)	(1,053)	525
Total liabilities & stockholders' equity (deficit)	$8,698	$7,015

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(unaudited)
Sales and operating revenues:
Retail vehicle sales, net	$2,068	$2,897	$10,254	$9,851
Wholesale sales and revenues, including $5, $17, $32, and $54, respectively, from related parties	633	571	2,609	1,920
Other sales and revenues, including $39, $65, $176, and $208, respectively, from related parties	136	285	741	1,043
Net sales and operating revenues	2,837	3,753	13,604	12,814
Cost of sales, including $2, $1, $22, and $65, respectively, to related parties	2,644	3,237	12,358	10,885
Gross profit	193	516	1,246	1,929
Selling, general and administrative expenses, including $8, $5, $33, and $27, respectively, to related parties	632	620	2,736	2,033
Goodwill impairment	847	—	847	—
Interest expense	153	55	486	176
Other expense (income), net	2	22	70	6
Net loss before income taxes	(1,441)	(181)	(2,893)	(286)
Income tax provision	—	1	1	1
Net loss	(1,441)	(182)	(2,894)	(287)
Net loss attributable to non-controlling interests	(635)	(93)	(1,307)	(152)
Net loss attributable to Carvana Co.	(806)	(89)	(1,587)	(135)
Net loss attributable to Class A common stockholders	$(806)	$(89)	$(1,587)	$(135)
Net loss per share of Class A common stock, basic and diluted	$(7.61)	$(1.02)	$(15.74)	$(1.63)
Weighted-average shares of Class A common stock, basic and diluted(1)	105,909	86,939	100,828	82,805
(1) Weighted-average shares of Class A common stock outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	For the Years Ended December 31,
	2022	2021	2020
Cash Flows from Operating Activities:
Net loss	$(2,894)	$(287)	$(462)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	261	105	74
Goodwill impairment	847	—	—
Equity-based compensation expense	69	39	25
Loss on disposal of property and equipment	14	1	6
Provision for bad debt and valuation allowance	23	28	21
Amortization and write-off of debt issuance costs	27	11	8
Loss on early extinguishment of debt	—	—	34
Unrealized loss on warrants to acquire Root Class A common stock	80	24	—
Unrealized gain on beneficial interests in securitizations	(6)	(7)	(9)
Changes in finance receivable related assets:
Originations of finance receivables	(7,214)	(7,306)	(3,579)
Proceeds from sale of finance receivables, net	6,297	7,391	3,634
Gain on loan sales	(411)	(717)	(218)
Principal payments received on finance receivables held for sale	190	206	90
Other changes in assets and liabilities:
Vehicle inventory	1,354	(2,086)	(263)
Accounts receivable	145	(148)	(43)
Other assets	(83)	(105)	(26)
Accounts payable and accrued liabilities	(46)	247	94
Operating lease right-of-use assets	21	(213)	(32)
Operating lease liabilities	15	223	38
Other liabilities	(13)	—	—
Net cash used in operating activities	(1,324)	(2,594)	(608)
Cash Flows from Investing Activities:
Purchases of property and equipment, including $0, $0, and $22, respectively, from related parties	(512)	(557)	(360)
Proceeds from sale of property and equipment	44	—	—
Payment for acquisitions, net of cash acquired	(2,196)	—	—
Purchases of investments	—	(126)	—
Principal payments received on and proceeds from sale of beneficial interests	81	56	14
Net cash used in investing activities	(2,583)	(627)	(346)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	12,982	14,600	4,429
Payments on short-term revolving facilities	(13,501)	(12,587)	(4,958)
Proceeds from issuance of long-term debt	3,435	1,650	1,336
Payments on long-term debt	(165)	(73)	(654)
Payments of debt issuance costs	(75)	(24)	(29)
Net proceeds from issuance of Class A common stock	1,227	—	1,059
Proceeds from equity-based compensation plans	4	2	5
Tax withholdings related to restricted stock units and awards	(8)	(40)	(23)
Net cash provided by financing activities	3,899	3,528	1,165
Net (decrease) increase in cash, cash equivalents and restricted cash	(8)	307	211
Cash, cash equivalents, and restricted cash at beginning of period	636	329	118
Cash, cash equivalents, and restricted cash at end of period	$628	$636	$329

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

LLC Units (adjusted for the exchange ratio and participation thresholds) are considered potentially dilutive shares of Class A common stock because they are exchangeable into shares of Class A common stock, if the Company elects not to settle exchanges in cash. Weighted-average shares of Class A common stock and as-exchanged LLC Units, which were evaluated for potentially dilutive effects and were determined to be anti-dilutive, are as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

	(in thousands)
Weighted-average shares of Class A common stock outstanding	105,909	86,939	100,828	82,805
Weighted-average as-exchanged LLC Units for shares of Class A common stock	83,795	87,968	84,522	91,990
	189,704	174,907	185,350	174,795

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2022	2021	Change	2022	2021	Change

	(dollars in millions, except per unit amounts)			(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$2,068	$2,897	(28.6)%	$10,254	$9,851	4.1%
Wholesale sales and revenues (1)	633	571	10.9%	2,609	1,920	35.9%
Other sales and revenues (2)	136	285	(52.3)%	741	1,043	(29.0)%
Total net sales and operating revenues	$2,837	$3,753	(24.4)%	$13,604	$12,814	6.2%
Gross profit:
Retail vehicle gross profit (3)	$37	$169	(78.1)%	$371	$697	(46.8)%
Wholesale gross profit (1)	20	62	(67.7)%	134	189	(29.1)%
Other gross profit (2)	136	285	(52.3)%	741	1,043	(29.0)%
Total gross profit	$193	$516	(62.6)%	$1,246	$1,929	(35.4)%
Unit sales information:
Retail vehicle unit sales	86,977	113,016	(23.0)%	412,296	425,237	(3.0)%
Wholesale vehicle unit sales	39,918	46,760	(14.6)%	193,260	170,056	13.6%
Per unit selling prices:
Retail vehicles	$23,776	$25,634	(7.2)%	$24,870	$23,167	7.4%
Wholesale vehicles (4)	$15,858	$12,211	29.9%	$10,965	$11,287	(2.9)%
Per retail unit gross profit:
Retail vehicle gross profit (5)	$425	$1,495	(71.6)%	$900	$1,638	(45.1)%
Wholesale gross profit	230	549	(58.1)%	325	446	(27.1)%
Other gross profit	1,564	2,522	(38.0)%	1,797	2,453	(26.7)%
Total gross profit	$2,219	$4,566	(51.4)%	$3,022	$4,537	(33.4)%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (6)	$401	$1,326	(69.8)%	$580	$1,116	(48.0)%
Wholesale marketplace:
Wholesale marketplace units sold	$180,389	—	NM	485,333	—	NM
Wholesale marketplace revenues	$189	—	NM	$490	$—	NM
Wholesale marketplace gross profit (7)	$4	—	NM	$22	$—	NM

(1) Includes $5, $17, $32, and $54, respectively, of wholesale revenue from related parties.
(2) Includes $39, $65, $176, and $208, respectively, of other sales and revenues from related parties.
(3) Includes $0, $0, $16 and $0, respectively, of share-based compensation expense related to the CEO Milestone Gift.
(4) Excludes wholesale marketplace revenues and wholesale marketplace units sold.
(5) Includes $0, $0, $39 and $0, respectively, of share-based compensation expense related to the CEO Milestone Gift
(6) Excludes wholesale marketplace gross profit and wholesale marketplace units sold.
(7) Includes $25, $0, $62 and $0, respectively, of depreciation and amortization expense.
NM = Not Meaningful

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Dec 31, 2021	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022

	(in millions)
Compensation and benefits (1)	$212	$236	$248	$221	$212
CEO Milestone Gift (2)	—	20	4	2	—
Advertising	134	155	131	117	87
Market occupancy (3)	24	23	24	23	23
Logistics (4)	44	56	71	57	51
Other (5)	206	237	243	236	259
Total	$620	$727	$721	$656	$632

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2) CEO Milestone Gift includes all equity-based compensation and payroll tax costs associated with the Gift, except those Gift costs related to preparing vehicles for sale, which are included in cost of sales.
(3) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(4) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(5) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following liquidity resources available as of December 31, 2022 and 2021:

	December 31,
	2022	2021

	(in millions)
Cash and cash equivalents	$434	$403
Availability under short-term revolving facilities (1)	1,444	438
Committed liquidity resources available	$1,878	$841
Unpledged vehicle inventory not included above (2)	—	665
Unpledged real estate not included above (3)	1,971	677
Unpledged beneficial interests in securitizations (4)	69	100
Total liquidity resources (5)	$3,918	$2,283

(1) Availability under short-term revolving facilities is the available amount we can borrow under our existing vehicle inventory floor plan and finance receivable facilities based on the pledgable value of vehicle inventory and finance receivables on our balance sheet on the period end date, excluding the impact to restricted cash requirements. This is distinct from the total commitment amount of these facilities because it represents the currently borrowable amount, rather than committed future amounts that could be borrowed to finance future additional assets.
(2) Unpledged vehicle inventory is the value of vehicle inventory on our balance sheet on the period end date beyond that covered by committed financing agreements.
(3) Unpledged real estate assets include IRC, ADESA locations and vending machine real estate assets that have not been previously pledged or sold. Since our first saleleaseback transaction in 2017, we have historically had flexible access to real estate financing and expect to continue to use various forms of real estate financing in the future.
(4)Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.

(5)Total liquidity resources is composed of cash and equivalents, availability under existing credit facilities, and additional unpledged assets, including vehicle inventory, finance receivables, real estate, and securities on our balance sheet that can be financed using traditional asset-based financing sources. To optimize our cost of capital, in any given period we may choose not to maximize borrowings on our short-term revolving facilities, maximize revolving commitment size, or immediately sale-leaseback or pledge real estate and retained beneficial interests in securitizations. This has the benefit of reducing interest expense and debt issuance costs and providing flexibility to minimize financing costs over time.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A, non-GAAP; and Total SG&A per retail unit, non-GAAP

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A, non-GAAP; and Total SG&A per retail unit, non-GAAP are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss, gross profit, or SG&A, as determined by U.S. GAAP.

Adjusted EBITDA is defined as net loss plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, goodwill impairment, share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root warrants. Following the ADESA Acquisition, we are also excluding depreciation and amortization in cost of sales, which was historically only a small component of cost of sales. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Gross profit, non-GAAP is defined as GAAP gross profit plus depreciation and amortization in cost of sales, share-based compensation including the CEO Milestone Gift in cost of sales, and restructuring costs, minus revenue related to our Root warrants. Total gross profit per retail unit, non-GAAP is Gross profit, non-GAAP divided by retail vehicle unit sales.

SG&A, non-GAAP is defined as GAAP SG&A minus depreciation and amortization in SG&A, share-based compensation including the CEO Milestone Gift in SG&A, and restructuring costs. Total SG&A per retail unit, non-GAAP is SG&A, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A, non-GAAP; and Total SG&A per retail unit, non-GAAP may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of Adjusted EBITDA to net loss, Gross profit, non-GAAP to gross profit, and SG&A, non-GAAP to SG&A, which are the most directly comparable U.S. GAAP measures, and calculations of Adjusted EBITDA margin, Total gross profit per retail unit, non-GAAP, and Total SG&A per retail unit, non-GAAP is as follows:

	Three Months Ended
(dollars in millions)	Dec 31, 2021	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022
Net loss	$(182)	$(506)	$(439)	$(508)	$(1,441)
Income tax provision	1	—	1	—	—
Interest expense	55	64	116	153	153
Other (income) expense, net	22	13	(3)	58	2
Depreciation and amortization expense in cost of sales	7	8	27	36	43
Depreciation and amortization expense in SG&A	33	37	49	57	57
Goodwill impairment	—	—	—	—	847
Share-based compensation expense in cost of sales	—	8	6	2	—
Share-based compensation expense in SG&A	11	28	13	16	12
Root warrant revenue	—	—	—	—	(7)
Restructuring	—	—	14	—	43
Adjusted EBITDA	$(53)	$(348)	$(216)	$(186)	$(291)

Total revenues	$3,753	$3,497	$3,884	$3,386	$2,837
Net loss margin	(4.8)%	(14.5)%	(11.3)%	(15.0)%	(50.8)%
Adjusted EBITDA margin	(1.4)%	(10.0)%	(5.6)%	(5.5)%	(10.3)%

Gross profit	$516	$298	$396	$359	$193
Depreciation and amortization expense in cost of sales	7	8	27	36	43
Share-based compensation expense in cost of sales	—	8	6	2	—
Root warrant revenue	—	—	—	—	(7)
Restructuring	—	—	4	—	3
Gross profit, non-GAAP	$523	$314	$433	$397	$232

Retail vehicle unit sales	113,016	105,185	117,564	102,570	86,977
Total gross profit per retail unit	$4,566	$2,833	$3,368	$3,500	$2,219
Total gross profit per retail unit, non-GAAP	$4,628	$2,985	$3,683	$3,871	$2,667

SG&A	$620	$727	$721	$656	$632
Depreciation and amortization expense in SG&A	33	37	49	57	57
Share-based compensation expense in SG&A	11	28	13	16	12
Restructuring	—	—	10	—	40
SG&A, non-GAAP	$576	$662	$649	$583	$523

Retail vehicle unit sales	113,016	105,185	117,564	102,570	86,977
Total SG&A per retail unit	$5,486	$6,912	$6,133	$6,396	$7,266
Total SG&A per retail unit, non-GAAP	$5,097	$6,294	$5,520	$5,684	$6,013

	For the Years Ended December 31,
(dollars in millions)	2016	2017	2018	2019	2020	2021	2022
Net loss	$(93)	$(164)	$(255)	$(365)	$(462)	$(287)	$(2,894)
Income tax provision	—	—	—	—	—	1	1
Interest expense	4	8	25	81	131	176	486
Other (income) expense, net	—	1	1	4	(1)	6	70
Depreciation and amortization expense in cost of sales	—	—	—	—	10	24	114
Depreciation and amortization expense in SG&A	4	11	24	41	74	105	200
Goodwill impairment	—	—	—	—	—	—	847
Share-based compensation expense in cost of sales	—	—	4	5	1	—	16
Share-based compensation expense in SG&A	1	6	21	30	25	39	69
Root warrant revenue	—	—	—	—	—	—	(7)
Restructuring	—	—	—	—	—	—	57
Adjusted EBITDA	$(84)	$(138)	$(180)	$(204)	$(222)	$64	$(1,041)

Total revenues	$365	$859	$1,955	$3,940	$5,587	$12,814	$13,604
Net loss margin	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%	(2.2)%	(21.3)%
Adjusted EBITDA margin	(23.0)%	(16.1)%	(9.2)%	(5.2)%	(4.0)%	0.5%	(7.7)%

Gross profit	$19	$68	$197	$506	$794	$1,929	$1,246
Depreciation and amortization expense in cost of sales	—	—	—	—	10	24	114
Share-based compensation expense in cost of sales	—	—	4	5	1	—	16
Root warrant revenue	—	—	—	—	—	—	(7)
Restructuring	—	—	—	—	—	—	7
Gross profit, non-GAAP	$19	$68	$201	$511	$805	$1,953	$1,376

Retail vehicle unit sales	18,761	44,252	94,108	177,549	244,111	425,237	412,296
Total gross profit per retail unit	$1,023	$1,539	$2,090	$2,852	$3,253	$4,537	$3,022
Total gross profit per retail unit, non-GAAP	$1,013	$1,537	$2,136	$2,878	$3,298	$4,593	$3,337

SG&A	$109	$223	$425	$787	$1,126	$2,033	$2,736
Depreciation and amortization expense in SG&A	—	—	4	5	74	105	200
Share-based compensation expense in SG&A	1	6	21	30	25	39	69
Restructuring	—	—	—	—	—	—	50
SG&A, non-GAAP	$110	$229	$450	$822	$1,027	$1,889	$2,417

Retail vehicle unit sales	18,761	44,252	94,108	177,549	244,111	425,237	412,296
Total SG&A per retail unit	$5,810	$5,039	$4,516	$4,433	$4,613	$4,781	$6,636
Total SG&A per retail unit, non-GAAP	$5,863	$5,175	$4,782	$4,630	$4,207	$4,442	$5,862

	Three Months Ended,
(dollars in millions)	Q4 16	Q4 17	Q4 18	Q4 19	Q4 20	Q4 21	Q4 22
Net loss	$(35)	$(46)	$(85)	$(127)	$(154)	$(182)	$(1,441)
Income tax provision	—	—	—	—	—	1	—
Interest expense	1	2	12	25	62	55	153
Other (income) expense, net	—	—	—	2	(6)	22	2
Depreciation and amortization expense in cost of sales	—	—	—	—	4	7	43
Depreciation and amortization expense in SG&A	2	4	7	14	22	33	57
Goodwill impairment	—	—	—	—	—	—	847
Share-based compensation expense in cost of sales	—	—	3	1	—	—	—
Share-based compensation expense in SG&A	—	2	7	9	7	11	12
Root warrant revenue	—	—	—	—	—	—	(7)
Restructuring	—	—	—	—	—	—	43
Adjusted EBITDA	$(32)	$(38)	$(56)	$(76)	$(65)	$(53)	$(291)

Total revenues	$106	$265	$585	$1,103	$1,827	$3,753	$2,837
Net loss margin	(33.0)%	(17.4)%	(14.5)%	(11.5)%	(8.4)%	(4.8)%	(50.8)%
Adjusted EBITDA margin	(30.2)%	(14.3)%	(9.6)%	(6.9)%	(3.6)%	(1.4)%	(10.3)%

Gross profit	$2	$22	$56	$142	$—	$359	$193
Depreciation and amortization expense in cost of sales	—	—	—	—	4	7	43
Share-based compensation expense in cost of sales	—	—	3	1	—	—	—
Root warrant revenue	—	—	—	—	—	—	(7)
Restructuring	—	—	—	—	—	—	43
Gross profit, non-GAAP	$2	$22	$59	$143	$4	$366	$272

Retail vehicle unit sales	5,600	13,517	27,750	50,370	72,172	113,016	86,977
Total gross profit per retail unit	$357	$1,628	$2,018	$2,819	$—	$3,177	$2,219
Total gross profit per retail unit, non-GAAP	$357	$1,628	$2,126	$2,839	$55	$3,238	$3,127

SG&A	$36	$66	$129	$242	$342	$656	$632
Depreciation and amortization expense in SG&A	2	4	7	14	22	33	57
Share-based compensation expense in SG&A	—	2	7	9	7	11	12
Restructuring	—	—	—	—	—	—	43
SG&A, non-GAAP	$38	$72	$143	$265	$371	$700	$744

Retail vehicle unit sales	5,600	13,517	27,750	50,370	72,172	113,016	86,977
Total SG&A per retail unit	$6,429	$4,883	$4,649	$4,804	$4,739	$5,804	$7,266
Total SG&A per retail unit, non-GAAP	$6,786	$5,327	$5,153	$5,261	$5,140	$6,194	$8,554